Exhibit 99.1
Warwick Valley Telephone Concludes Review of Strategic Options
(Warwick, NY, November 9, 2006) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announces that it has completed an extensive review of its strategic options with the assistance of its financial advisor, Stifel, Nicolaus & Company, Incorporated. The review included an analysis of alternatives including acquisitions, the sale of all or parts of the Company’s businesses and the continued improvement of the Company’s operations. As a result, the Company has decided, at this time, to concentrate on its ongoing efforts to strengthen its marketing and sales capacities, to continue developing its technological capabilities and to sustain its cost cutting efforts. The Company believes it has made significant progress in controlling its costs as it proceeds with the automation of its accounting and operating systems, by conducting staff downsizing and by migrating to next generation switching platforms. Mr. Wisner H. Buckbee, Chairman of the Board of Directors, commented, “We look forward to working with the Company’s management team and employees to provide significant value and innovative services that the marketplace demands.”
The Company will continue to monitor its performance, its competition and the market and may, at any time, decide to consider making an acquisition or selling all or part of its businesses. There can be no assurances that any of these efforts will result in actions being taken.
At the same time the Board of Directors decided to declare a special dividend of $1.00 per share in addition to its normal fourth quarter regular dividend of $0.20 per share to common shareholders of record on December 20, 2006 payable on December 31, 2006.

Contact:	Warwick Valley Telephone Co.
Herbert Gareiss, Jr.
President & CEO
(845) 986-8080